Exhibit 99.1

Moleculin Biotech Secures Strategic Additional Patent, Strengthening Global Positioning of Annamycin

Solid Intellectual Property Protection Across Four Continents Ahead of Pending Phase 3 Data Release

HOUSTON, May 8, 2026 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), today announced a significant advancement in its intellectual property portfolio with the issuance of a Hong Kong patent covering its proprietary method of reconstituting liposomal Annamycin.

The newly granted patent (No. 40073244), titled “Method of Reconstituting Liposomal Annamycin,” extends protection through June 25, 2040, further reinforcing Moleculin’s long-term global exclusivity strategy. The invention is jointly owned with The University of Texas System.

This patent represents an impactful layer of protection around Moleculin’s lead asset, Annamycin, at a time when the global oncology market continues to seek improved treatment options. By securing rights in Hong Kong, an influential gateway to broader Asian markets, Moleculin is strategically positioning itself in one of the fastest-growing regions for cancer therapeutics.

“This patent issuance is a meaningful step forward in fortifying the global intellectual property foundation for Annamycin,” said Walter Klemp, President and Chief Executive Officer of Moleculin. “This level of patent protection is made all the more important given the expected timing of our first Phase 3 clinical data release later this quarter. As we continue advancing clinical development, protecting our formulation technology is essential to unlocking long-term value and supporting future commercialization efforts worldwide.”

The Hong Kong patent approval builds on Moleculin’s expanding global intellectual property portfolio, which includes allowed, issued or granted patents in the United States, Australia, Canada, China, Europe, India, Israel, Japan, Mexico, Singapore, and Taiwan, further strengthening protection of Annamycin.

Annamycin is Moleculin’s lead product candidate designed to avoid cardiotoxicity, avoid multidrug resistance and cross-resistance, and improve tissue/organ distribution when compared with currently prescribed anthracyclines. Annamycin’s unique multilamellar lipid-based delivery system is intended to further enhance these characteristics.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin (also known as naxtarubicin), has demonstrated efficacy and safety in five previous clinical studies and is an anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC (the combination of Annamycin and cytarabine, also referred to as “Ara-C”) for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin also has in its pipeline a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, statements regarding the long-term global exclusivity strategy for Annamycin, the expected timing of Phase 3 clinical data release, and the potential for future commercialization of Annamycin worldwide. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company relies on the reports of its expert with regard to the absence of cardiotoxicity. The dataset referenced in this press release is subject to the review of the data from future subjects in its current and future clinical trials and long-term follow-up with subjects in its current trials. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
JTC Team, LLC

Jenene Thomas

(908) 824-0775

MBRX@jtcir.com